Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-162717 on Form S-3 of our report dated March 14, 2011 relating to the financial statements of United States Gasoline Fund, LP as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and the effectiveness of United States Gasoline Fund, LP’s internal control over financial reporting dated March 14, 2011, appearing in this Annual Report on Form 10-K of United States Gasoline Fund, LP for the year ended December 31, 2010.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 14, 2011